Exhibit 99.1

News Release

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE:

May 5, 2003	Contacts:	Paul Paquin V.P., Investor Relations 703-720-2456	Tatiana Stead Director, Corporate Media 703-720-2352

     World Bank CFO Joins Capital One Management Team
Company Names Gary L. Perlin, Global Finance Veteran, Chief Financial Officer

McLean, Va., (May 5, 2003) — Capital One Financial Corporation (NYSE: COF) announced today that Gary L. Perlin will join the company as Executive Vice President and Chief Financial Officer on or about July 1, 2003. Perlin comes to Capital One after a total of 13 years at the World Bank, where he has served as Senior Vice President and Chief Financial Officer since 1998.

     As the World Bank’s first CFO, Perlin has been responsible for the overall financial management of the Bank and its $200+ billion balance sheet, including corporate finance and credit risk management as well as the Bank’s treasury and control functions. Prior to serving as CFO, Perlin was Vice President and Treasurer of the World Bank. He also was the first Director of the Bank’s Financial Sector Development Department, which was established in 1993 to promote sound financial intermediation in borrowing countries.

     Perlin also spent four years on Wall Street and more than 11 years at Fannie Mae, the Washington-based Federal National Mortgage Association. For eight years he served as Sr. Vice President – Finance and Treasurer of Fannie Mae, directing a capital markets borrowing and risk management program of over $200 billion per year.

     “Gary brings with him a breadth of financial experience acquired at two of the world’s premier financial institutions,” said Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. “This experience, combined with his strategic abilities, enable him to play a key role as a member of our executive committee in shaping the future of our company.”

     Perlin will be responsible for managing Capital One’s overall financial strategy, which includes financial planning, accounting and reporting, all funding and treasury operations, corporate finance, and investor relations. Perlin will also serve as a member of Capital One’s

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CapitalOne Names New Chief Financial Officer

Executive Committee. The Executive Committee, chaired by Fairbank, is comprised of the heads of key business lines and principal operating and functional groups.

     “I have the highest regard for the innovative business model and the forward-thinking strategic plan that the Capital One management team has put in place,” said Perlin. “I am very excited about coming on board, being part of this team, and contributing to its continued success.”

     Perlin was educated at the Georgetown University School of Foreign Service (B.S.F.S., International Affairs), the London School of Economics (M.Sc., Economics), and Princeton University’s Woodrow Wilson School of Public and International Affairs (M.P.A., Economics and Public Policy). In addition, Perlin is member of the Board and Chairman of the Finance Committee of the United Way of the National Capital Area.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offering consumer lending products. Capital One’s subsidiaries collectively had 46.4 million managed accounts and $59.2 billion in managed loans outstanding as of March 31, 2003. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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